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                                                                    EXHIBIT 11.1



                            CERION TECHNOLOGIES INC.

                            COMPUTATION OF NET INCOME
                                PER COMMON SHARE

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                                     For the Three Months Ended
                                                                     --------------------------
                                                                  March 28, 1997     March 29, 1996
                                                                  --------------     --------------

Net income                                                           $   66              $1,848
                                                                     ======              ======
Shares:
   Weighted average common shares outstanding during the period       7,018               5,400
   Common equivalent shares                                             -                   -
                                                                     ------              ------
Average common and dilutive equivalent shares outstanding             7,018               5,400
                                                                     ======              ======
Net income per common share:                                         $ 0.01              $ 0.34
                                                                     ======              ======
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